Exhibit 5

June 25, 2021

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Re: Registration Statement on Form S-8

We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of Dominion Energy, Inc., a Virginia corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of $50,000,000 of deferred compensation obligations under the Dominion Energy, Inc. Deferred Compensation Plan (the “Plan”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the Plan (the “Obligations”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the originals or certified copies of such records of the Company and certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Obligations, when issued in accordance with the terms of the Plan, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless whether enforcement is considered in a proceeding in equity or at law)..

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Commonwealth of Virginia. This opinion is limited to the effect of the current state of the laws of the Commonwealth of Virginia and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McGuireWoods LLP